Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick
Vice President, Investor Relations
(908) 277-8413

Media Relations:	Holly P. Glass
Vice President, Government and Public Affairs
(703) 754-2848

BARD ANNOUNCES FOURTH QUARTER RESULTS

EARNINGS PER SHARE UP 15 PERCENT

MURRAY HILL, NJ — (January 25, 2006) — C. R. Bard, Inc. (NYSE-BCR) today reported 2005 fourth quarter and full year financial results. Fourth quarter 2005 net sales were $452.0 million, an increase of 7 percent over the prior-year period on both a reported and constant currency basis. As previously announced, during the quarter the company initiated a voluntary product recall of its Composix® Kugel® Mesh X-Large Patch. The fourth quarter 2005 results include a reduction in net sales associated with the recall of $7.8 million, resulting in a 2 percentage point reduction in constant currency net sales growth.

For the fourth quarter 2005, net sales in the U.S. were $308.3 million and net sales outside the U.S. were $143.7 million, up 6 percent and 8 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, fourth quarter 2005 net sales outside the U.S. increased 11 percent over the prior-year period. The recall reduced fourth quarter 2005 net sales in the U.S. by $7.4 million, resulting in a 2 percentage point reduction in net sales growth.

Net sales for the full year 2005 were $1,771.3 million, an increase of 7 percent over the prior year. Excluding the impact of a 2004 divestiture and foreign exchange, full year 2005 ongoing net sales increased 9 percent over the prior year. The recall resulted in a reduction of 1 percentage point in full year 2005 ongoing net sales growth in constant currency.

For the fourth quarter 2005, net income was $80.1 million and diluted earnings per share were 75 cents, both up 15 percent over the prior-year period. The 2005 fourth quarter results included certain items that increased net income by $2.1 million (after-tax), or 2 cents per diluted share. Excluding certain items, fourth quarter 2005 net income was $78.0 million and diluted earnings per share were 73 cents, both up 12 percent as compared to the prior-year period. Included in the 2005 fourth quarter results were a reduction in net sales and charges associated with the recall that reduced net income by $6.6 million (after-tax), or 6 cents per diluted share.

For the full year 2005, net income was $337.1 million and diluted earnings per share were $3.12, both up 11 percent over the prior-year period. The full year 2005 results included certain items that increased net income by $16.0 million (after-tax), or 15 cents per diluted share. For comparison, the full year 2004 results included certain items that increased net income by $40.1 million (after-tax), or 37 cents per diluted share. Excluding these items in both periods, net income and diluted earnings per share for the full year 2005 increased 22 percent and 21 percent, respectively, as compared to the prior-year period.

Timothy M. Ring, chairman and chief executive officer, commented, “We are pleased to report that 2005 was another solid year for Bard. Operationally, our portfolio of businesses and products is well positioned across a broad range of medical device markets. We continue to focus on expanding the definition of these markets and therefore the opportunity they represent. We have strong management teams driving our businesses forward, leveraging our new product pipeline and market leadership positions. We look forward to 2006, ready to execute another successful year and deliver healthy revenue and earnings growth along with robust cash flow to support the continuation of our strategy. We remain focused on making ourselves a reliable double-digit revenue growth company over the long-term.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to our September 30, 2005 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

The company sold certain assets of its Endoscopic Technologies division on September 30, 2004. Net sales excluding sales of the divested Endoscopic Technologies products are referred to as “ongoing net sales”.

Net sales, excluding foreign exchange, ongoing net sales and net income and diluted earnings per share (EPS) excluding certain items are non-GAAP financial measures. The company analyzes net sales on a constant currency and ongoing basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales. The company believes that comparing ongoing net sales between periods provides an additional and meaningful analysis of comparable operations. Net income and EPS excluding certain items are used by the company to measure the comparability of results between periods. Because certain items such as investment gains and litigation outcomes may not reflect underlying operating results, the company believes the exclusion of these and similar items provides an additional and meaningful assessment of net income and EPS. The limitation of these non-GAAP measures is that, by excluding certain items, they do not reflect results on a standardized reporting basis. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be viewed as a replacement for GAAP results. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the attached tables.

C. R. Bard, Inc.

Consolidated Statements of Income

(in thousands except per share amounts, unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net Sales	$452,000	$424,100	$1,771,300	$1,656,100
Costs and expenses:
Cost of goods sold	177,900	161,600	682,700	660,300
Marketing, selling & administrative expense	137,300	139,000	534,600	521,000
Research & development expense	29,200	28,200	114,600	111,600
Interest expense	2,900	2,900	12,200	12,700
Other (income) expense, net	(7,400)	(2,700)	(22,400)	(63,700)

Total costs and expenses	339,900	329,000	1,321,700	1,241,900

Income before tax provision	112,100	95,100	449,600	414,200
Income tax provision	32,000	25,300	112,500	111,400

Net income	$80,100	$69,800	$337,100	$302,800

Basic earnings per share	$0.77	$0.67	$3.22	$2.90

Diluted earnings per share	$0.75	$0.65	$3.12	$2.82

Wt. avg. common shares outstanding – basic	104,400	104,600	104,800	104,400
Wt. avg. common shares outstanding – diluted	107,400	107,500	108,000	107,200

Product Group Summary of Net Sales

(in thousands, unaudited)

	Quarter Ended December 31,				Twelve Months Ended December 31,
	2005	2004	Change	Constant Currency	2005	2004	Change	Constant Currency
Vascular	$112,600	$101,400	11%	13%	$434,500	$393,000	11%	10%
Urology	134,000	130,400	3%	3%	524,000	493,100	6%	6%
Oncology	107,400	92,600	16%	16%	405,500	342,800	18%	18%
Surgery	81,200	83,100	-2%	-2%	333,200	313,300	6%	6%
Other	16,800	16,600	1%	1%	74,100	67,800	9%	9%

Ongoing Sales	$452,000	$424,100	7%		$1,771,300	$1,610,000	10%
FX Impact	—	(3,000)			—	8,700

Con. Currency	$452,000	$421,100		7%	$1,771,300	$1,618,700		9%

Ongoing Sales	$452,000	$424,100	7%		$1,771,300	$1,610,000	10%
Divested Sales	—	—			—	46,100

Reported Sales	$452,000	$424,100	7%		$1,771,300	$1,656,100	7%

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31,
	2005	2004
ASSETS
Cash and short-term investments	$758,200	$545,400
Accounts receivable, net	267,700	290,100
Inventories	169,600	156,700
Other current assets	68,600	61,800

Total current assets	1,264,100	1,054,000

Property, plant and equipment, net	310,000	260,800
Intangible assets	232,500	234,500
Goodwill	358,800	365,700
Other assets	100,200	94,100

TOTAL ASSETS	$2,265,600	$2,009,100

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Short-term debt & current maturity of long-term debt	$300,600	$100
Accounts payable	52,500	52,200
Accrued liabilities	287,500	338,000

Total current liabilities	640,600	390,300

Long-term debt	800	151,400
Long-term liabilities	88,100	91,600

Noncontrolling interest	—	15,700
Total shareholders’ investment	1,536,100	1,360,100

TOTAL LIABILITIES AND SHAREHOLDERS’ INVESTMENT	$2,265,600	$2,009,100

Notes to Consolidated Statements of Income

•	The voluntary product recall announced January 13, 2006 resulted in a $7.8 million net sales reduction to the surgery product group for the quarter and year ended December 31, 2005.

•	2004 net sales of divested products were previously reported in the oncology product group.

•	All earnings per share numbers reflect the company’s 2 for 1 stock split that became effective May 18, 2004.

•	For the fourth quarter ended December 31, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included investment gains of approximately $3.4 million pretax ($2.1 million after-tax), or $0.02 diluted earnings per share.

•	For the year ended December 31, 2005, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: investment gains and the resolution of a royalty matter for a net adjustment of approximately $16.8 million pretax ($10.4 million after-tax), offset by a charge for an asset impairment of approximately $8.9 million pretax ($8.0 million after tax). Certain items also included a reduction in the income tax provision of approximately $45.6 million predominantly related to the favorable completion of the Internal Revenue Service audit for the tax years 1996-1999, as well as the resolution of certain other tax positions. Additionally, the company recorded an income tax provision of approximately $32.0 million related to the company’s planned repatriation of $600.0 million of undistributed foreign earnings under the American Jobs Creation Act. In total, these certain items resulted in a net gain of $16.0 million after-tax, or $0.15 diluted earnings per share.

•	For the fourth quarter ended December 31, 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included an adjustment to the gain from the sale of certain assets of the company’s Endoscopic Technologies division of $0.6 million pretax ($0.3 million after-tax).

•	For the year ended December 31, 2004, in addition to interest income and exchange gains and losses, other (income) expense, net included the following certain items: a gain from the sale of certain assets of the company’s Endoscopic Technologies division of $45.5 million pretax ($31.1 million after-tax), the adjustment of a 2003 reserve recorded in conjunction with a legal verdict, offset by unrelated legal settlements and investment gains for a net adjustment of approximately $7.8 million pretax ($4.9 million after-tax). The company also recorded miscellaneous gains related to the sale of a facility and the conclusion of an intellectual property matter of $3.5 million pretax ($3.0 million after-tax). In addition, the company recorded a $1.1 million tax credit in income tax provision related to the retroactive effective date of its Malaysian high-technology pioneer grant. In total, these items resulted in a net gain of $40.1 million after-tax, or $0.37 diluted earnings per share.

The aggregate impact of these items on net income and diluted earnings per share is reflected in the following table:

Reconciliation of Earnings

(In millions, except per share)

	Quarter Ended December 31				Twelve Months Ended December 31
	2005		2004		2005		2004
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Basis	$80.1	$0.75	$69.8	$0.65	$337.1	$3.12	$302.8	$2.82
Adjustment	(2.1)	(0.02)	(0.3)	—	(16.0)	(0.15)	(40.1)	(0.37)

Adjusted Basis	$78.0	$0.73	$69.5	$0.65	$321.1	$2.97	$262.7	$2.45